Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. STOCK WILL

SPLIT TWO FOR ONE

PORTLAND, Oregon – August 17, 2005 – The Precision Castparts Corp. (NYSE:PCP) board of directors has approved a two-for-one split of its common stock in the form of a stock dividend.

Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. (PCC), announced the stock split today at the annual shareholders meeting in Portland, Oregon.  Shareholders of record as of August 29, 2005 will receive one additional share of common stock for each share of common stock held on the record date.  The new shares will be issued on September 8, 2005.  The board also set September 16, 2005 as the record date for the quarterly dividend, to be paid on October 3, 2005, in the amount of $0.03 per share.  The Board’s action to retain the dividend at $0.03 per share on a post-split basis effectively doubles PCC’s dividend payout.

“Now is an excellent time to emphasize our strong confidence in PCC’s continued profitable growth,” said Donegan.  “We split the stock five years ago, only nine months after acquiring Wyman-Gordon and driving that business to record performance levels.  Today, the striking success of the SPS acquisition, coupled with vigorous growth in our major end markets and very promising opportunities for additional share gain, has propelled the stock to new highs.  And, armed with a solid balance sheet, PCC is ideally positioned for even further upside in both sales and earnings.”

As of August 4, 2005, PCC had approximately 66.4 million shares of common stock outstanding.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

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